UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 25, 2009

TC GLOBAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Washington	001-33646	91-1557436
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3100 Airport Way South, Seattle, Washington 98134

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (206) 233-2070

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On June 29, 2009, Tully’s Coffee Corporation issued a press release setting forth certain financial information for the fiscal year, which ended March 29, 2009. A copy of the press release is attached as Exhibit 99.1 to this Current Report.

Item 5.02(e)	Compensatory Arrangements of Certain Officers

On June 25, 2009, upon recommendation of the Compensation Committee of the Board of Directors (the “Board”) of TC Global, Inc. (the “Company”), the Board adopted the 2010 and 2011 Senior Management Incentive Plan and upon the recommendation of the Governance and Nominating Committee the Board adopted the 2010 Board of Directors Compensation Plan (collectively, the “Plans”).

Senior Management Incentive Plan

The Senior Management Incentive Plan is designed to (i) attract and retain outstanding executive officers capable of leading the Company to fulfillment of its business objectives, and (ii) establish an appropriate link between executive compensation and achievement of the Company’s strategic and financial performance goals, including the enhancement of shareholder value. The Senior Management Incentive Plan is intended to provide rewards to participants who, because of the extent of their responsibilities, can make significant contributions to the success of the Company by their ability, loyalty and exceptional services.

Participants in the Senior Management Incentive Plan will be eligible to receive cash and equity incentive bonuses upon the achievement of objectives of the Company during the fiscal years ended March 28, 2010, and March 27 2011, as determined by the Compensation Committee. These objectives will vary depending on the individual participant, but generally relate to strategic factors such as retail sales growth and to financial factors such as improving the Company’s results of operations and EBITDA growth. The particular performance criteria will be pre-determined for the given year.

The annual incentive compensation for participants under the Senior Management Incentive Plan is intended to satisfy the requirements for deductibility of performance-based compensation under Section 162(m) of the Internal Revenue Code.

The Compensation Committee will have the authority to select participants; determine the amount, the terms and conditions and the timing of each award; determine whether awards may be deferred by participants; interpret and administer the plan; and make any other determination and take any other action that it deems necessary or desirable to administer the Plan.

Further information is contained in Item 11 “Executive Compensation” entitled “Compensation Discussion and Analysis,” “Elements and Compensation” “Compensation Committee’s Processes and Procedures for Consideration and Determination of Executive Compensation” “Summary Compensation Tables for 2009” and “Grants Of Plan-Based Awards Table For Fiscal 2008” “of the Annual Report on Form 10-K for the fiscal year ended March 29, 2009, to be filed with the SEC on or before June 29, 2009.

Board of Directors Compensation Plan

The Governance and Nominating Committee of the Board is responsible for evaluating compensation levels and compensation programs for our Board and for making recommendations to the Board regarding appropriate compensation awards for directors. The Board of Directors Compensation Plan is designed to attract, retain and motivate experienced non-employee (outside) directors, to optimize long-term shareholder value and reward directors based on the extent of their participation on the Board and its committees. Generally, the Governance and Nominating Committee makes an annual recommendation regarding the structure of the non-employee director compensation program, considering the factors described above and considering information regarding director compensation programs for other comparable companies.

On June 25, 2009, the Board approved a director compensation policy applicable for Fiscal 2010. The policy provides that non-employee directors will receive a quarterly cash payment of $5,000 plus a per-meeting cash fee of $1,000 per Board meeting and $500 per meeting of the Audit, Compensation, Executive, and Governance and Nominating committees, paid after completion of the fiscal year. Further, the Chairman shall receive an additional $5,000 quarterly retainer payment

Further information is contained in Item 11 “Executive Compensation” entitled “Compensation Discussion and Analysis,” “Elements and Compensation” “Compensation Committee’s Processes and Procedures for Consideration and Determination of Executive Compensation” “Summary Compensation Tables for 2009” and “Grants Of Plan-Based Awards Table For Fiscal 2008” “of the Annual Report on Form 10-K for the fiscal year ended March 29, 2009, to be filed with the SEC on or before June 29, 2009.

Directors will be reimbursed for reasonable expenses incurred in attending Board and committee meetings.

Item 8.01.	Other Events.

On June 25, 2009, the Board of Directors of the Company appointed Mr. Carl W. Pennington Sr. as the Company’s Chief Executive Officer. Mr. Pennington retains the position of President and continues to serve as a director of the Company. A copy of the press release issued by the Company is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	TC Global, Inc. Press Release dated June 29, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TULLY’S COFFEE CORPORATION

Date: June 29, 2009	By:	/s/ Andrew M. Wynne
Andrew M. Wynne
Vice-President and Chief Financial Officer